               Exhibit 99.1

Valley Financial Corporation▲

FOR RELEASE 4:00 p.m. April 19, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY BANK ANNOUNCES EXECUTIVE VICE PRESIDENT PROMOTIONS

ROANOKE, VIRGINIA (April 19, 2012) – Valley Bank, the wholly-owned subsidiary of Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced the following promotions, effective April 19, 2012:

•	Andrew B. Agee to Executive Vice President. Mr. Agee is the Bank’s Chief Lending Officer. Mr. Agee joined Valley Bank in 2005.
•	Mary P. (Gill) Hundley to Executive Vice President. Ms. Hundley is the Bank’s Chief Risk Officer. Ms. Hundley joined the Bank in 1995.
•	Edward C. Martin to Executive Vice President. Mr. Martin is the Bank’s Chief Credit Officer. Mr. Martin joined the Bank in 2005.
•	Connie W. Stanley to Executive Vice President. Ms. Stanley is the Bank’s Chief of Retail Banking. Ms. Stanley joined the Bank in 2003.

Additionally, Kevin S. Meade has been promoted to Executive Vice President and appointed Chief Operating Officer with responsibility for all revenue and business development activities for the bank, including business banking, small business banking, commercial real estate banking, residential mortgage banking, retail banking and wealth management.  Mr. Meade joined Valley Bank in 2008 and was previously Senior Vice President and Senior Business Banking Officer.   Prior to joining Valley Bank, Mr. Meade was Executive Vice President in charge of commercial banking at SunTrust Bank.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467

Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.